EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-160075 and 333-175308) and Form S-3 (File Nos. 333-161525, 333-161153, and 333-161487) of China Education Alliance, Inc., of our report dated April 12, 2011 and September 26, 2011 as to Note 13 relating to the consolidated financial statements of China Education Alliance, Inc., and Subsidiaries as of December 31, 2010 and for the year then ended, which report appears in this annual report on Form 10-K of China Education Alliance, Inc.

/s/ Sherb & Co., LLP Sherb & Co., LLP

New York, New York April 16, 2012